Exhibit 99.1

DOOR Announces Strategic Actions to Accelerate Path to Profitability and Advance Its Building Intelligence Strategy

Workforce reduction and exit of property management operations expected to reduce annualized costs by approximately $10-12 million

ST. LOUIS, August 5, 2026 -- Latch, Inc., which has rebranded as DOOR (“DOOR” or the “Company”), today announced a restructuring plan that is expected to reduce its global workforce by approximately 32 percent and exit the DOOR Property Management business. These actions, together with cost-saving measures completed earlier in 2026, are expected to reduce costs by approximately $10 to $12 million on an annualized basis and accelerate the Company’s path to profitability. DOOR estimates that it will incur approximately $1.5 million to $2.5 million of total cash restructuring and related charges, primarily related to severance and benefit costs, a majority of which are expected to be incurred in the third and fourth quarters of 2026.

Since completing the restatement of previously issued financial statements in 2024 and appointing a new leadership team in 2025, DOOR has significantly reduced operating expenses while continuing to invest in product innovation, platform development, AI-assisted software and internal tool development, and the customer experience.

The Company has made meaningful progress on this transformation, and these actions further align the Company’s resources with its current revenue base to support sustainable growth.

"Over the past eighteen months, we have rebuilt how DOOR operates. We've embedded AI across software development, customer support, and our internal systems, and the result is a company that can design, build, and ship with a substantially leaner organization. The launch of Scout in June is the proof point, the first of several products coming to market under our Building Intelligence platform. Decisions that affect our colleagues are never easy, and I'm grateful to those who helped get us here. But these actions are deliberate: they align our cost structure with our revenue base and reflect our relentless pursuit of profitability and long-term, sustainable growth," said Dave Lillis, Chief Executive Officer of DOOR.

Workforce Reduction

The restructuring plan eliminates approximately 65 roles globally. The reduction is concentrated in contract labor support in Europe and includes approximately 10 percent of the Company’s active U.S. employee base. Separations are expected to be substantially complete by the end of 2026.

The Company’s investments in AI-assisted software and internal tool development are expected to enable a smaller, more efficient engineering organization to continue delivering on its Building Intelligence platform roadmap.

Exit of DOOR Property Management

In connection with the restructuring, DOOR expects to exit its property management operations, a business that has not met the Company’s profitability and growth expectations. Exiting the business should allow DOOR to direct its capital and its people toward the Building Intelligence platform at the center of its strategy.

Additional details regarding these actions will be included in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “would,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking information includes, but is not limited to, statements regarding: the expected timing, costs, charges, and savings associated with the workforce reduction and the exit of the Company’s property management business; the Company’s expected cost reductions and cash requirements; the Company’s path toward self-sustaining cash generation; the Company’s cash expenditures, cash flows, revenues, and other financial or operational results; the Company’s business plans, product roadmap, and organizational structure; and the anticipated benefits of the Company’s focus on its core business and its ability to leverage artificial intelligence to operate in a more efficient manner. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including: the Company’s ability to implement its business plans and realize anticipated savings; the actual costs, charges, and timing associated with the workforce reduction and the property management exit; the Company’s ability to complete the exit of its property management business on expected terms and timing; changes in the Company’s plans; unexpected delays, difficulties, or expenditures; and other factors outside of the Company’s control. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. The Company does not give any assurance that it will achieve its expectations.

About DOOR

DOOR is a Building Intelligence company redefining how buildings operate. By combining premium hardware, intuitive software, and automated services into one streamlined system, DOOR helps properties think ahead, reduce overhead, and quietly improve life inside. Headquartered in St. Louis, MO, DOOR supports owners, operators, and residents across residential portfolios and purpose-built communities. Visit www.door.com for more information.

Media Contact: press@door.com

Investor Contact: investors@door.com